Exhibit 10.12(a)

January 13, 2009

Mr. Michael D. Owens

President and CEO

Coastal Carolina Bancshares

Post Office Box 2969

Myrtle Beach, SC 29578

Dear Mike:

Thank you for your interest in obtaining an additional financing commitment from South Carolina Bank and Trust to be used to fund a potential increase in organizational expenses for your proposed Bank/Holding Company. As you continue to move forward with the start-up phase of your bank, we look forward to working with you and your Directors and founders.

The following information is not a commitment to lend, but an indication of the Bank’s anticipated financing structure.

PROPOSED TERMS AND CONDITIONS

Borrower:	Coastal Carolina Bancshares, Inc.

Purpose:	Proceeds will be used for the purpose of providing additional working capital to cover increasing pre-opening expenses for the company as it moves toward the start-up of your proposed new bank.

Loan Amount:	Up to $1,000,000

Terms:	The loan will be a revolving line of credit with a maturity of six months to be repaid from stock sale proceeds of the new bank holding company.

Interest Rate:	A variable rate of three month LIBOR plus a margin of 165 basis points with a floor rate of 5.5%

Collateral:	The loan would be unsecured.

www.SCBTonline.com
800-277-2175 • P.O. Box 1030 • Columbia, SC 29202-1030

Guarantors:

The loan would carry the 200% pro-rata guaranty (9.53% of the total outstanding balance) of each of your twenty-one founding Directors of the proposed bank and holding company who are also guarantors on your existing debt.

Banking Relationship:	The Borrower agrees to maintain a primary correspondent account with South Carolina Bank and Trust during the life of the loan.

Other:

The approval, commitment, and closing of this loan will be subject to the underwriting and/or documentation requirements of SCBT. Those requirements would include but may not be limited to the review and acceptance of a current personal financial statement, current tax returns, and a satisfactory credit report on each guarantor.

As a condition of this loan, the guaranty structure of the existing loan of $2,000,000 would change so that each of the twenty-one guarantors would be responsible for a pro-rata guarantee of 7.14% (150% of 1/21st) of the outstanding balance. The rate and repayment terms of the original loan would remained unchanged until maturity in April, 2009.

Mike, it is a pleasure to outline these terms which we hope you and your Directors will find acceptable. We look forward to working with you on this credit. Should there be questions or concerns, I would be happy to meet with you or your organizational group.

Best wishes for the success of your new venture.

Sincerely,

James A. Shuford, III
Executive Vice-President

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